HUDSON UNITED BANCORP INC. SUPPLEMENTAL EMPLOYEES’ RETIREMENT PLAN

(As Amended and Restated Effective October 1, 2002, and As Further Amended Through September 15, 2004)

TABLE OF CONTENTS	PAGE

PREAMBLE	1

ARTICLE I DEFINITIONS	2
1.1	Actuarial Equivalent	2
1.2	Anniversary Date	2
1.3	Average Monthly Compensation	2
1.4	Board of Directors	2
1.5	Change of Control	3
1.6	Company	4
1.7	Compensation	4
1.8	Compensation Committee	5
1.9	Credited Service	5
1.10	Early Retirement Date	5
1.11	Eligible Employee	5
1.12	Employer	5
1.13	Member	5
1.14	Monthly Covered Compensation	5
1.15	Normal Retirement Date	5
1.16	Pension Plan	5
1.17	Pension Plan Benefit	6
1.18	Plan	6
1.19	Plan Year	6
1.20	SERP Benefit	6
1.21	Years of Service	6

ARTICLE II PARTICIPATION	6

ARTICLE III SERP BENEFIT	7
3.1	Amount of SERP Benefit	7
3.2	Benefits Upon Reemployment	7

ARTICLE IV VESTING	6

ARTICLE V DEATH BENEFITS	8
5.1	Death Prior to SERP Benefit Commencement	8
5.2	Death After SERP Benefit Commencement	9

ARTICLE VI TIME AND FORM OF PAYMENT	9
6.1	Time of Payment	9
6.2	Form of Payment	9
6.3	Calculation of Lump Sum Amount	9

ARTICLE VII ADMINISTRATION	12
7.1	Compensation Committee	12
7.2	Responsibilities and Powers of the Compensation Committee	12
7.3	Operation of the Compensation Committee	12
7.3	Indmenification	13

ARTICLE VIII MISCELLANEOUS	13
8.1	Benefits Payable by the Employer	13
8.2	Amendment of Termination	14
8.3	Status of Employment	15
8.4	Payments to Minors and Incompetents	15
8.5	Inalienability of Benefits	15
8.6	Taxes	15
8.7	Governing Law	16

APPENDIX A	17

PREAMBLE

Effective as of January 1, 1996, Hudson United Bancorp (the “Company”) established the Hudson United Bancorp Supplemental Employees’ Retirement Plan (the “Plan”). Effective October 1, 2002, the Company is amending and restating the Plan in its entirety as hereinafter set forth in this plan document. The Plan, as amended and restated herein, is a continuation of the Plan as amended and in effect on December 31, 2001. Adoption of this amended and restated Plan shall not have the effect of reducing any Member’s benefit accrued under the Plan as of the date of adoption.

The Plan is intended to constitute an unfunded pension plan maintained primarily for a select group of management or highly compensated employees which is exempt from Parts 2, 3, and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan provides pension benefits which are in addition to the benefits provided under the Employee’s Retirement Plan of Hudson United Bancorp (the “Pension Plan”). The Plan is not a qualified plan under the Code and benefits are paid by the Employer out of its general assets when due.

ARTICLE I

Definitions

1.1   Actuarial Equivalent

“Actuarial Equivalent” means an amount or benefit of equal value based on the following interest rate and mortality table:

Mortality: 1983 Group Annuity Mortality Table weighted fifty percent (50%) male and fifty percent (50%) female.

Interest: The interest discount rate used by Hudson United Bancorp to calculate pension expense in accordance with Statement of Financial Accounting Standards No. 87 for the Plan Year in which the Member receives a distribution from the Plan.

All factors will be interpolated based on years and completed months.

1.2   Anniversary Date

“Anniversary Date” means the Anniversary Date as defined in the Pension Plan.

1.3   Average Monthly Compensation

“Average Monthly Compensation” means the Member’s Compensation averaged over the sixty (60) consecutive months of Credited Service in the prior one hundred twenty (120) consecutive months which produce the highest average if as of the date of determination he has been an Employee for more than sixty (60) consecutive months, or the Member’s total months of Credited Service if as of the date of determination he has been an Employee less than sixty (60) consecutive months. Compensation subsequent to termination of participation in the Plan shall not be recognized.

1.4   Board of Directors

“Board of Directors” means the Board of Directors of Hudson United Bancorp

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1.5   Change of Control

“Change of Control” means the occurrence of any of the following events with respect to the Company:

(a)

The acquisition of the beneficial ownership, as defined under the Exchange Act, of twenty-five (25%) or more of the Company’s voting securities or all or substantially all of the assets of the Company by a single person or entity or group of affiliated persons or entities;

(b)

The merger, consolidation or combination of the Company with an unaffiliated corporation in which the directors of the Company as applicable immediately prior to such merger, consolidation or combination constitute less than a majority of the board of directors of the surviving, new or combined entity unless one-half of the board of directors of the surviving, new or combined entity were directors of the Company immediately prior to such transaction and the Company’s chief executive officer immediately prior to such transaction continues as the chief executive officer of the surviving, new or combined entity; or

(c)

During any period of two (2) consecutive calendar years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least two-thirds (2/3) thereof, unless the election or nomination for the election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period; or

(d)	The transfer of all or substantially all of the Company’s assets or all or substantially all of the assets of its primary subsidiaries.

For purposes of this Plan, a Change in Control of the Company shall be deemed to occur on the earlier of:

(e)	The first date on which a single person or entity or group of affiliated persons or entities acquire the beneficial ownership of twenty-five (25%) or more of the Company’s voting securities; or

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(f)

Forty-five (45) days prior to the date the Company enters into a definitive agreement to merge, consolidate, combine or sell the assets of the Company; provided however, that for purposes of any resignation by a Member, the Change in Control shall not be deemed to occur until the consummation of the merger, consolidation, combination or sale, as the case may be, except if this Plan is not expressly assumed in writing by the acquiring company, then the Change in Control shall be deemed to occur the day before the consummation; and further provided that if any definitive agreement to merge, consolidate, combine or sell assets is terminated without consummation of the acquisition, then no Change in Control shall have been deemed to have occurred; or

(g)	The date upon which the election of directors occurs qualifying under Section (c) above.

1.6   Company

“Company”means Hudson United Bancorp

1.7   Compensation

“Compensation” means one-twelfth (1/12th) of a Member’s annual rate of compensation, including cash bonus, but excluding overtime pay, commissions, other extraordinary payments, reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation, and welfare benefits, paid by the Employer to such Employee for services rendered by him to the Employer as may be reflected on Form W-2 issued by the Employer to the Employee for the calendar year immediately preceding the Anniversary Date. If the Member had not been employed for a full calendar year, his annual rate of compensation from the Employer as of the Anniversary Date shall be treated as his annual compensation for such year. Notwithstanding the foregoing, Compensation shall include any amount which is contributed by the Employer pursuant to a salary reduction agreement and which is not includible in the gross income of the Employee under Sections 125, 402(e)(3), 402(h)(1)(B), or 403(b) of the Code.

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1.8  Compensation Committee

“Compensation Committee” means the Compensation Committee of the Board of Directors.

1.9   Credited Service

“Credited Service” means the Member’s Credited Service under the Pension Plan; provided, however, that, notwithstanding the foregoing, Credited Service for purposes of the Plan shall not include any period of service with an employer whose business has merged with or has been taken over by the Employer.

1.10   Early Retirement Date

“Early Retirement Date” means the Early Retirement Date as defined in the Pension Plan.

1.11   Eligible Employee

“Eligible Employee” means any person employed by the Employer who is a participant in the Pension Plan.

1.12   Employer

“Employer” shall mean the Company, any successor thereto, and any member of the controlled group of corporations which includes the Company which adopts the Plan with the consent of the Compensation Committee.

1.13   Member

“Member”means an Eligible Employee who becomes a Member pursuant to Article II.

1.14   Monthly Covered Compensation

“Monthly Covered Compensation” means Monthly Covered Compensation as defined in the Pension Plan.

1.15   Normal Retirement Date

“Normal Retirement Date” means the Normal Retirement Date as defined in the Pension Plan.

1.16   Pension Plan

“Pension Plan” means the Employees’ Retirement Plan of Hudson United Bancorp

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1.17   Pension Plan Benefit

“Pension Plan Benefit” means the aggregate annual retirement benefit payable to or on account of a Member from the Pension Plan.

1.18   Plan

“Plan” means this Hudson United Bancorp Supplemental Employees’ Retirement Plan, as set forth herein, as amended from time to time.

1.19   Plan Year

“Plan Year” means each twelve (12) consecutive month period commencing each January 1 and ending on the following December 31.

1.20   SERP Benefit

“SERP Benefit” shall mean the annual retirement benefit payable pursuant to the terms of this Plan.

1.21   Years of Service

“Years of Service” means Years of Service as defined under the Pension Plan for vesting purposes.

1.22	For purposes of this Plan, unless the context requires otherwise, the masculine includes the feminine, the singular the plural, and vice-versa. Any reference to a “Section” or “Article” shall mean the indicated section or article of this Plan unless otherwise specified.

ARTICLE II

Participation

An Eligible Employee listed in Appendix A shall remain a Member of the Plan effective as of October 1, 2002. Each other Eligible Employee shall become a Member upon appointment by the Compensation Committee, effective as of the effective date specified by the Compensation Committee and contingent upon his or her executing and delivering to the Compensation Committee a Participation Agreement in the form specified by the Compensation Committee.

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ARTICLE III

SERP Benefit

3.1   Amount of SERP Benefit

Each Member who retires on or after his Normal Retirement Date under the Pension Plan shall be entitled to a SERP Benefit. The amount of a Member’s SERP Benefit shall be equal to the sum of (a) and (b) minus (c) and multiplied by (d) as follows:

(a)	one percent (1%) of his Average Monthly Compensation multiplied by his number of years of Credited Service; plus

(b)	one-half of one percent (1/2%) of his Average Monthly Compensation in excess of his Monthly Covered Compensation multiplied by his number of years of Credited Service; minus

(c)	the Member’s vested Pension Plan Benefit, expressed as a straight life annuity with no ancillary benefits; multiplied by

(d)	the Member’s vested percentage determined in accordance with Article IV.

For purposes of (c) above, a Member’s Pension Plan Benefit shall be computed without regard to any Credited Service (as defined in the Pension Plan) which is applicable to a period of service with an employer whose business was merged with or taken over by an Employer.

3.2   Benefits Upon Reemployment

If a Member is rehired after he is entitled to a SERP Benefit, his SERP Benefit shall not be paid during such period of reemployment prior to Normal Retirement Date, but shall commence or resume not sooner than the first day of the month following his subsequent retirement or separation. The SERP Benefit payable after his subsequent retirement or separation shall be the benefits earlier applicable, plus any additional benefits computed in accordance with Section 3.1 insofar as additional employment entitled him to additional benefits.

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ARTICLE IV

Vesting

A Member shall be vested in his SERP Benefit in accordance with the following schedule:

Year(s) of Service	Vested Percentage

Less than 1 Year of Service	0%

1 Year of Service, but less than
2 Years of Service	20%

2 Years of Service, but less than
3 Years of Service	40%

3 Years of Service, but less than
4 Years of Service	60%

4 Years of Service, but less than
5 Years of Service	80%

5 or More Years of Service	100%

If a Member terminates employment with the Employer and each affiliated employer with less than five (5) Years of Service, any portion of the Member’s SERP Benefit which is not vested shall be forfeited.

Notwithstanding the foregoing, a Member shall be one hundred percent (100%) vested in his SERP Benefit accrued as of a Change of Control.

ARTICLE V

Death Benefits

5.1   Death Prior to SERP Benefit Commencement

If the Member dies prior to commencement of the SERP Benefit, the Member’s surviving spouse shall be entitled to a survivor annuity which is equal to the SERP Benefit the Member would have received if he retired the day prior to his death and elected a single life annuity form of payment under the Pension Plan. In the event the Member’s death occurs prior to the date the Member would have been eligible for Early Retirement under the Pension Plan, the Member’s SERP Benefit shall be calculated under Section 3.1, reduced in accordance with reduction factors specified in the Pension Plan for Early Retirement to age fifty-five (55) and reduced on an Actuarial Equivalent basis for the period of time prior to the Member’s attainment of age fifty-five (55). Such SERP Benefit shall be payable to the surviving spouse until his/her date of death.

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5.2   Death After SERP Benefit Commencement

If the Member dies after commencement of the SERP Benefit, the Member’s surviving spouse shall receive a one hundred percent (100%) survivor annuity equal to the SERP Benefit the Member had been receiving. Such SERP Benefit shall be payable to the surviving spouse until his/her date of death.

ARTICLE VI

Time and Form of Payment

6.1   Time of Payment

Payment of a Member’s SERP Benefit under Article III of this Plan will commence at the same time as the Member’s Pension Plan Benefit under the Pension Plan. Except as hereinafter provided, in the event the Member retires prior to reaching his Normal Retirement Date, his SERP Benefit shall be reduced in accordance with the reduction factors specified in the Pension Plan for Early Retirement. If the Member retires in accordance with Section 7.1(c) of the Pension Plan because of disability, an unreduced SERP Benefit shall be payable to the Member. If a Member ceases to receive a disability benefit under Section 7.1(c) of the Pension Plan because the Member is no longer disabled, annuity payments being made under this Plan shall also cease.

6.2   Form of Payment

Upon becoming a Member in the Plan or, if later, within thirty (30) days of the adoption of this restated Plan, the Member shall elect the form of distribution of his SERP Benefit on a form provided by the Compensation Committee for such purpose. If a Member fails to timely elect a form of distribution, the default election shall be the option described in Section 6.2(a). An election hereunder shall be irrevocable except as hereinafter provided. A Member may elect a different form of distribution in accordance with procedures established by the Compensation Committee. However, any such election shall be null and void if made less than twelve (12) months prior to the Member’s termination of employment in which case the form of distribution shall be determined by the terms of the last election (including a default election) validly in effect. The following distribution options are available:

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(a)

A joint and one hundred percent (100%) survivor annuity which provides monthly payments to the Member for the Member’s life and one hundred percent (100%) of the amount payable to the Member paid to his/her surviving spouse until the date of such spouse’s death.

(b)

A joint and fifty percent (50%) survivor annuity which provides increased monthly payments to the Member for the Member’s life and fifty percent (50%) of the amount payable to the Member paid to his/her surviving spouse until the date of such spouse’s death.

(c)

A joint and seventy-five percent (75%) survivor annuity which provides increased monthly payments to the Member for the Member’s life and seventy-five percent (75%) of the amount payable to the Member paid to his/her surviving spouse until the date of such spouse’s death.

(d)

A lump sum amount which is the Actuarial Equivalent of the SERP Benefit described in (a) above, calculated in accordance with Section 6.3 payable as soon as administratively practicable following the Employee’s termination of employment other than by reason of death. The lump sum shall include the value of the survivor annuity payable pursuant to Section 5.2.

(e)

A straight life annuity which provides increased monthly payments to the Member for the Member’s life and which terminates on the Member’s death. Notwithstanding the above provision that any election for a change in the form of distribution shall be null and void if made less than twelve (12) months prior to the Member’s termination of employment, any Member may elect this option (e) by October 14, 2004, and such election shall be valid.

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For purposes of this Article VI, an Employee shall not be deemed to have terminated employment until he has terminated employment with the Employer and any affiliated employer.

In the event the Member has less than five (5) Years of Service as of the date the Member terminates employment, the Compensation Committee shall pay the Member’s SERP Benefit in a lump sum under Section 6.3 notwithstanding any prior election made by the Member.

Notwithstanding a Member’s election of an optional form under Section 6.2(a), (b), (c), or (e), any Member may elect to have the SERP benefit paid as a lump sum in accordance with Section 6.2(d) in the event that a Change of Control occurs before benefit payments commence to the Member. Such election shall be made upon becoming a Member in the Plan or, if later, by October 14, 2004. Notwithstanding the above provision that any election for a change in the form of distribution shall be null and void if made less than twelve (12) months prior to the Member’s termination of employment, any Member who elects this optional Change of Control feature by October 14, 2004 will not be subject to such twelve (12) month limitation, and such election therefore shall be valid.

6.3   Calculation of Lump Sum Amount

A lump sum amount payable under the Plan shall be calculated by determining the amount of the monthly immediate annuity payable in accordance with the otherwise applicable provisions of the Plan in the distribution form described in Section 6.2(a) and multiplying such amount by a factor derived from the Actuarial Equivalent assumptions described in Section 1.1.

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ARTICLE VII

Administration

7.1   Compensation Committee

The Compensation Committee shall supervise the daily management and administration of the Plan. The members of the Compensation Committee shall serve without compensation.

7.2   Responsibilities and Powers of the Compensation Committee

The Compensation Committee shall have the responsibility:

(a)	To administer the Plan in accordance with the terms hereof, and to exercise all powers specifically conferred upon the Compensation Committee hereby or necessary to carry out the provisions thereof.

(b)	To construe the Plan, which construction shall be conclusive, correct any defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate the Plan.

(c)	To keep all records relating to Members of the Plan and such other records as are necessary for proper operation of the Plan.

(d)	To provide each Member with a statement of their benefit within thirty days after their termination of employment.

7.3   Operation of the Compensation Committee

In carrying out the Compensation Committee’s functions hereunder:

(a)	The Compensation Committee may adopt rules and regulations necessary for the administration of the Plan and which are consistent with the provisions hereof.

(b)

All acts and decisions of the Compensation Committee shall be approved by a majority of the members of the Compensation Committee and shall apply uniformly to all Members in like circumstances. Written records shall be kept of all acts and decisions.

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(c)

The Compensation Committee may authorize one or more of its members to act on its behalf. The Compensation Committee may also delegate, in writing, any of its responsibilities and powers to an individual(s) who is not a Compensation Committee member.

(d)

The Compensation Committee shall have the right to hire, at the expense of the Employer, such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable, including, but not limited to, accountants, actuaries, consultants, counsel and such clerical assistance as is necessary for proper discharge of its duties.

7.4   Indemnification

In addition to any other indemnification that a fiduciary, including but not limited to a member of the Compensation Committee, is entitled to, the Employer shall indemnify such fiduciary from all claims for liability, loss or damage (including payment of expenses in connection with defense against such claim) arising from any act or failure to act which constitutes a breach of such individual’s fiduciary responsibilities with respect to this Plan under any aspects of the law.

ARTICLE VIII

Miscellaneous

8.1   Benefits Payable by the Employer

All benefits payable under this Plan constitute an unfunded obligation of the Employer. Payments shall be made, as due, from the general funds of the Employer. The Employer, at its option, may maintain one or more bookkeeping reserve accounts to reflect its obligations under the Plan and may make such investments as it may deem desirable to assist it in meeting with obligations. Nothing contained in this Section 8.1 shall limit the ability of the Employer to pay benefits hereunder through a Rabbi Trust. Any such investments shall be assets of the Employer subject to claims of its general creditors. No person eligible for a benefit under this Plan shall have any right, title to interest in any such investments.

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8.2   Amendment or Termination

(a)

The Board of Directors reserves the right to amend, modify, or restate or terminate the Plan; provided, however, that no such action by the Board of Directors shall reduce a Member’s SERP Benefit accrued as of the time thereof. The provisions of this Section prohibiting an action by the Board of Directors which would reduce a Member’s accrued SERP Benefit cannot be amended without the consent of all Members (including those who have retired). Any amendment to the Plan shall be made in writing by the Board of Directors, with or without a meeting, or shall be made in writing by the Compensation Committee, to the extent that Board of Directors has specifically delegated the authority to make such amendment to the Plan to the Compensation Committee.

(b)

This Plan constitutes the entire agreement of the Company with respect to the provision of SERP Benefits and cannot be modified orally or in any writing other than a resolution pursuant to the provisions of Section 8.2(a).

(c)

If the Plan is terminated, a determination shall be made of each Member’s SERP Benefit as of the Plan termination date (determined in accordance with Section 8.2(a)) as if the Member had terminated employment with the Employer and each affiliated employer on such date (or the Member’s actual date of termination of employment, if earlier). A Member’s SERP Benefit, as determined in accordance with the preceding sentence, shall be one hundred percent (100%) vested upon Plan termination if such Member is an Employee on the Plan termination date. The amount of such vested SERP Benefit shall be payable to the Member in accordance with the otherwise applicable terms of the Plan unless the Plan is amended to provide otherwise and the Member consents in writing to such amendment. In the event payment of a SERP Benefit occurs prior to the date the Member would be eligible for Early Retirement under the Pension Plan by reason of the termination of the Plan, the Member’s SERP Benefit shall be calculated under Section 3.1, reduced in accordance with the reduction factors specified in the Pension Plan for Early Retirement to age fifty-five (55) and reduced on an Actuarial Equivalent basis for the period of time prior to the Member’s attainment of age fifty-five (55).

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8.3   Status of Employment

Nothing herein contained shall be construed as conferring any rights upon any Member of any person for a continuation of employment, nor shall it be construed as limiting in any way the right of the Employer to discharge any Member or to treat him without regard to the effect which such treatment might have upon him as a Member of the Plan.

8.4   Payments to Minors and Incompetents

If a Member or beneficiary entitled to receive any benefit hereunder is a minor or is deemed by the Compensation Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Compensation Committee might designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

8.5   Inalienability of Benefits

The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

8.6   Taxes

It is the intent of the Company that amounts deferred under the Plan shall not be subject to federal income tax until distributed from the Plan. However, the Company does not guarantee or warrant that Plan benefits will be excludable from a Member’s gross income for federal or state income tax purposes until distributed, and the Member (or Beneficiary) shall in all cases be liable for any taxes due on benefits attributable to such Member or Beneficiary.

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The Compensation Committee shall make appropriate arrangements to (a) withhold FICA/FUTA taxes due on amounts accrued and vested under the Plan and (b) withhold federal and state income taxes due on amounts distributed from the Plan. Further, the Compensation Committee may make any arrangements it deems appropriate to withhold for any other taxes required to be withheld by any government or governmental agency.

8.7   Governing Law

Except to the extent pre-empted by federal law, the provisions of the Plan will be construed according to the laws of the State of New Jersey.

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APPENDIX A

The following Eligible Employee is a Member of the Plan as of October 1, 2002:

William A. Houlihan James Mayo Kenneth T. Neilson Thomas R. Nelson James T. Rudgers Thomas J. Shara D. Lynn Van Borkulo-Nuzzo